ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
TAURUS ENTERTAINMENT COMPANIES, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

FIRST:  The name of the corporation is Taurus Entertainment Companies, Inc.

SECOND:         The following amendments were approved by unanimous vote of the Board of Directors on July 7, 2004, and a majority vote of the stockholders on August 12, 2004. The number of shares voted for the amendment was sufficient for approval:

ARTICLE I - NAME shall be amended and restated to read as follows:

"ARTICLE I

NAME

The name of the Corporation is Bluestar Health, Inc."

ARTICLE V - CAPITAL shall be amended and restated to read as follows:

"ARTICLE V

CAPITAL

(a)  The aggregate number of shares of common stock which the corporation shall have the authority to issue is forty million (40,000,000) shares with $0.001 par value which shall be designated as common stock. No share of common stock shall be issued until it has been paid for and it shall thereafter be non-assessable.

(b)  The aggregate number of shares of preferred stock which the corporation shall have authority to issue is ten million (10,000,000) shares of preferred stock with a par value of $0.01. No share of preferred stock shall be issued until it has been paid for and it shall thereafter be non-assessable.

(c)  The Preferred Stock may be divided into and issued in one or more series. The preferences, limitations, and relative rights of the Preferred Stock may vary between series in any and all respects, but shall not vary within a series. The Board of Directors may establish one or more series of unissued shares of the Preferred Stock and fix and determine the preferences, limitations, and relative rights of any series to the fullest extent set forth herein and permitted by Colorado law, as now or hereafter in force. The Board of Directors may increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The preferences, limitations, and relative rights of any Preferred Stock to be issued shall be fixed by the Board of Directors adopting a resolution or resolutions to such effect and filing a statement with respect thereto as required by Colorado law."

THIRD:         The effective date of these amendments shall be August 20, 2004.

The undersigned hereby certify that they have on this 12th day of August, 2004 executed these Articles of Amendment amending the Articles of Incorporation heretofore filed with the Secretary of State of Colorado.

/s/ Alfred Oglesby

Alfred Oglesby, President and Secretary